As filed with the Securities and Exchange Commission on September 25, 2017.

Registration No. 333-220299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DECIPHERA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	30-1003521
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Totten Pond Road

Waltham, MA 02451

(781) 209-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael D. Taylor, Ph.D.

President & Chief Executive Officer

Deciphera Pharmaceuticals, Inc.

500 Totten Pond Road

Waltham, MA 02451

(781) 209-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Richard A. Hoffman, Esq. Edwin M. O’Connor, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Richard D. Truesdell, Jr., Esq. Marcel R. Fausten, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York (212) 450-4000

Approximate date of commencement of the proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-220299) of Deciphera Pharmaceuticals, Inc. is to amend the exhibit index and to submit exhibits 2.1, 4.3, 10.6, 10.7 and 10.8. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 4 does not contain a copy of the prospectus that was included in the Registration Statement on Form S-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discounts and commissions). Except for the Securities and Exchange Commission registration fee and the FINRA filing fee, all amounts are estimates.

Amount Paid or to be Paid
SEC registration fee	$14,162
FINRA filing fee	18,829
NASDAQ listing fee	125,000
Legal fees and expenses	2,020,000
Accountants’ fees and expenses	1,210,000
Printing expenses	350,000
Transfer and registrar fee	5,000
Miscellaneous	57,009

Total	$3,800,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Our amended and restated certificate of incorporation that will be in effect immediately prior to the completion of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, pursuant to our amended and restated bylaws that will be in effect immediately prior to the completion of this offering, we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act. Amounts below do not give effect to the Conversion.

(1) Issuances of Capital Stock

On September 14, 2015, we issued and sold to two accredited investors an aggregate of 1,855,250 series A preferred shares, in exchange for the cancellation of an aggregate of $95.6 million of outstanding indebtedness under convertible promissory notes we had previously issued.

On September 14, 2015, we issued and sold to two accredited investors an aggregate of 73,811 series B-1 preferred shares, in exchange for cancellation of an aggregate of $3.7 million of outstanding indebtedness under convertible promissory notes we had previously issued.

On September 14, 2015, we issued and sold to four accredited investors an aggregate of 426,764 series B-1 preferred shares at a price per share of $50.50 for aggregate cash consideration of $21.6 million.

On December 30, 2015, we issued and sold to an accredited investor an aggregate of 198,020 series B-1 preferred shares at a price per share of $50.50 for aggregate cash consideration of $10.0 million.

On July 11, 2016, we issued and sold to five accredited investors an aggregate of 876,366 series B-2 preferred shares at a price per share of $63.13 for aggregate cash consideration of $55.3 million.

On May 26, 2017, we issued and sold to seven accredited investors an aggregate of 690,333 series C preferred shares at a price per share of $75.76 for aggregate cash consideration of $52.3 million.

(2) Stock Option Grants

Since January 1, 2014, we have granted to our employees, directors, consultants and other service providers an aggregate of 12,405 options to purchase units of our membership interests under the 2012 Unit Option Plan, which is no longer in effect and all such grants have since been cancelled.

Since December 18, 2015, when the Deciphera Pharmaceuticals, LLC 2015 Equity Incentive Plan was adopted, we have granted to our employees, directors, consultants and other service providers an aggregate of 601,556 options to purchase our common shares under the Deciphera Pharmaceuticals, LLC 2015 Equity Incentive Plan.

(3) Stock Appreciation Rights Grants

Since December 18, 2015, when the Deciphera Pharmaceuticals, LLC 2015 Equity Incentive Plan was adopted, we have granted to our employees, directors, consultants and other service providers an aggregate of 148,639 share appreciation rights under the 2015 Equity Incentive Plan.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 or Section 4(a)(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(a)(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts on September 25, 2017.

DECIPHERA PHARMACEUTICALS, INC.

/s/ Michael D. Taylor
By:	Michael D. Taylor, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael D. Taylor
Michael D. Taylor, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2017

/s/ Thomas P. Kelly
Thomas P. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2017

*
Patricia L. Allen	Director	September 25, 2017

*
Edward J. Benz, Jr., M.D.	Director	September 25, 2017

*
James A. Bristol, Ph. D.	Director	September 25, 2017

*
John R. Martin	Director	September 25, 2017

*
Liam Ratcliffe, M.D., Ph.D.	Director	September 25, 2017

*
Michael Ross, Ph.D.	Director	September 25, 2017

*
Dennis L. Walsh	Director	September 25, 2017

*By:	/s/ Michael D. Taylor
	Michael D. Taylor, Ph.D.	Attorney-in-fact	September 25, 2017

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1	Form of Reorganization Agreement and Plan of Merger among Deciphera Pharmaceuticals, Inc., Deciphera Pharmaceuticals LLC and the other parties named therein to be in effect immediately prior to the completion of this offering.(1)

3.1**	Certificate of Incorporation of Deciphera Pharmaceuticals, Inc., as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of Deciphera Pharmaceuticals, Inc., to be in effect immediately prior to completion of this offering.

3.3**	Bylaws of Deciphera Pharmaceuticals, Inc., as currently in effect.

3.4**	Form of Amended and Restated Bylaws of Deciphera Pharmaceuticals, Inc., to be in effect immediately prior to completion of this offering.

4.1**	Specimen Common Stock Certificate.

4.2**	Second Amended and Restated Investors’ Rights Agreement among Deciphera Pharmaceuticals, LLC and certain of its shareholders, dated May 26, 2017.

4.3	Form of Registration Rights Agreement among Deciphera Pharmaceuticals, Inc. and certain of its stockholders, to be in effect upon completion of this offering.

5.1**	Opinion of Goodwin Procter LLP.

10.1#**	2015 Equity Incentive Plan, as amended, and form of award agreements thereunder.

10.2#**	2017 Stock Option and Incentive Plan and form of award agreements thereunder.

10.3#**	2017 Employee Stock Purchase Plan.

10.4#**	Form of Indemnification Agreement between Deciphera Pharmaceuticals, Inc. and each of its directors.

10.5#**	Form of Indemnification Agreement between Deciphera Pharmaceuticals, Inc. and each of its executive officers.

10.6#	Employment Agreement, between Deciphera Pharmaceuticals, LLC and Michael D. Taylor, Ph.D. to be in effect upon completion of this offering.

10.7#	Employment Agreement, between Deciphera Pharmaceuticals, LLC and Christopher J. Morl to be in effect upon completion of this offering.

10.8#	Employment Agreement, between Deciphera Pharmaceuticals, LLC and Oliver Rosen, M.D. to be in effect upon completion of this offering.

10.9#**	Deciphera Pharmaceuticals, Inc. Non-Employee Director Compensation Policy.

10.10#**	Deciphera Pharmaceuticals, Inc. Senior Executive Cash Incentive Bonus Plan.

21**	List of Subsidiaries of Deciphera Pharmaceuticals, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensation plan.
(1)	Schedules and exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.